Exhibit 99.1

Mace Reports Financial Results for the Third Quarter and Nine Months Ended September 30, 2010

HORSHAM, Pa.--(BUSINESS WIRE)--November 15, 2010--Mace Security International, Inc. ("Mace" or the “Company”) (OTCQB:MACE) today announced financial results for the third quarter and nine months ended September 30, 2010.

2010 Third Quarter Highlights

  Mace’s Security Segment operations realized a growth in revenues of $373,000, or 9%, in its third quarter ended September 30, 2010, as compared to its second quarter ended June 30, 2010. Additionally, gross profits increased by approximately $200,000, or 16%, and SG&A expenses were reduced by approximately $29,000 within these operations for the same period.
  Mace settled its arbitration dispute with its former CEO, Louis Paolino, Jr. for an agreed upon amount of $4.6 million of which $2.3 million was paid on November 1, 2010 and $2.3 million is due on December 31, 2010.
  Mace continued its mission of divesting its non-core businesses with the execution of an agreement of sale on November 11, 2010 for its Linkstar subsidiary. Mace’s core business is its security operations.
  Mace joined the OTCQB™ exchange on September 30, 2010 operated by Pink OTC Markets, Inc. OTCQB™ designates securities of OTC traded companies that are registered and fully reporting with the Securities and Exchange Commission or that report to banking or insurance regulators.
  Mace elected Michael E. Smith to its Board of Directors. Mr. Smith is an experienced security business leader with over 14 years of leadership and growth experience with Checkpoint Systems, Inc. Mr. Smith is currently an independent consultant with Chesterbrook Growth Partners, which provides companies in the security, RFID, auto-identification and electronic components industries with strategic assessment and implementation advice for revenue and profit enhancement.
  Mace Security Products, Inc. launched MaceView™, a new line of security surveillance and recording equipment value-engineered for its small business and home security customers, and MacePro™, a new line of equipment designed to meet professional security needs and demands.

Dennis Raefield, CEO and President of Mace, stated, “As we move to the finish line of 2010, the Company is optimistic about the future of its core security businesses and is excited to have settled the arbitration dispute with its former CEO and to have found a suitable successor for its Linkstar subsidiary.

“While there is a great deal of work ahead of us, we are accomplishing our goal to become a security focused company by selling our non-core assets and resolving distractions such as the arbitration dispute with our former CEO. Our strong team has shown great resiliency over this difficult economic environment and continues to work towards profitability and the rationalization of our business.”

Financial Results, Third Quarter of 2010 Compared to Third Quarter of 2009

Total revenues for the third quarter ended September 30, 2010 were $4.7 million, as compared to $4.8 million for the same period in 2009. Overall revenues remained consistent in 2010, with an increase noted in our personal defense division of $277,000, or 22%, offset by a decrease in revenues experienced in our consumer direct electronic surveillance division and our professional electronic surveillance division totaling $316,000, or 20%.

Loss from continuing operations for the third quarter of 2010 was approximately $(974,000), or $(0.06) per share, compared to a loss from continuing operations of $(1.9) million, or $(0.12) per share, in the third quarter of 2009. The decrease in operating loss from continuing operations was primarily due to a decrease in selling, general, and administration (“SG&A”) expenses of $856,000, or 28%, as the Company continues to realize savings from ongoing Company-wide cost reductions it began in 2008.

Discontinued operations include all of the Company’s car wash and digital media marketing operations. The results for these operations are shown as discontinued operations for financial reporting purposes. These operations generated a loss of approximately $(3.9) million, or $(0.25) per share, for the three months ended September 30, 2010 and $(468,000), or $(0.03) per share, in the same period of 2009. The increase in loss from discontinued operations is primarily the result of recording a non-cash impairment charge of $3.6 million related to intangible assets of the Company’s digital media marketing operation as a result of the Company entering into an agreement of sale for this operation.

Net loss for the three months ended September 30, 2010 was approximately $(4.9) million, or $(0.31) per share, compared to a net loss of approximately $(2.4) million, or $(0.15) per share, for the three months ended September 30, 2009.

Financial Results, Nine Months Ended September 30, 2010 Compared to Nine Months Ended September 30, 2009

Total revenues for the nine months ended September 30, 2010 were $13.3 million, as compared to $13.4 million for the same period in 2009. Overall revenues remained consistent in 2010 with an increase noted in our personal defense division of $190,000, or 5%, and an increase in our machine vision camera and video conferencing equipment operation of $279,000, or 10%, offset by a decrease in revenues experienced in our consumer direct electronic surveillance division and our professional electronic surveillance division totaling $1.5 million, or 27%. Additionally, the Company’s wholesale security monitoring operation, acquired in April 2009, recorded revenue for the nine months ended September 30, 2010 of $2.4 million compared to $1.5 million recorded from the acquisition date of April 30, 2009 through September 30, 2009.

Loss from continuing operations for the nine months ended September 30, 2010 was approximately $(8.6) million, or $(0.55) per share, compared to a loss from continuing operations of $(6.0) million, or $(0.38) per share in the same period in 2009. The increase in operating loss from continuing operations was primarily due to the $4.6 million Arbitration Award recorded related to the settlement with the Company’s former CEO, partially offset by an overall reduction in SG&A expenses of $1.9 million, or 21%, as the Company continues to realize savings from the Company-wide cost reductions it began in 2008.

Discontinued operations include all of the Company’s car wash and digital media marketing operations. The results for these operations are shown as discontinued operations for financial reporting purposes. These operations generated a loss of approximately $(8.0) million, or $(0.50) per share, for the nine months ended September 30, 2010 and $(1.2) million, or $(0.07) per share, in the same period of 2009. The increase in loss from discontinued operation is largely the result of recording non-cash impairment charges of $7.2 million primarily related to intangible assets of the Company’s digital media marketing operation.

Net loss for the nine months ended September 30, 2010 was approximately $(16.6) million, or $(1.05) per share, compared to a net loss of approximately $(7.3) million, or $(0.45) per share, for the nine months ended September 30, 2009.

The Company’s net book value was $15.3 million, or $0.97 per share, at September 30, 2010. In addition, Mace had $28.5 million in total assets, including $4.9 million of cash, cash equivalents and short-term investments at September 30, 2010.

Conference Call

Mace will conduct a conference call on Wednesday, November 17, 2010 at 2:00 PM EST, 11:00 AM PST. The participant conference call number is (877) 719-8065, conference ID: 23984682. There will also be access to a digital recording of the teleconference by calling (800) 642-1687 and entering the conference ID: 23984682. This will be available two hours after the teleconference call completion until November 30, 2010.

About Mace

Mace Security International, Inc. is the manufacturer of personal defense and electronic surveillance products marketed under the famous brand name Mace®, and is an owner and operator of a wholesale central monitoring station. Mace’s web site is www.mace.com.

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases “will likely result”, “are expected to”, “will continue”, “is anticipated”, “estimate”, “projected”, “intend to” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties. A discussion of factors that could materially adversely affect the Company’s financial performance and cause actual results for future periods to differ materially from the statements expressed within this press release, are contained under the heading “Risk Factors” in Mace’s SEC filings, including its Annual Reports on Form 10-K, its Quarterly Reports on Form 10-Q, and its current reports on Form 8-K, which reports should be read in conjunction with this press release.

Mace Security International, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share information)
(Unaudited)

	Three Months Ended September 30,
	2010	2009

Security revenues	$4,727	$4,821
Security cost of revenues	3,267	3,348

Gross Profit	1,460	1,473

Selling, general, and administrative expenses	2,173	3,029
Arbitration award	100	-
Depreciation and amortization	135	153
Asset impairment charges	-	150

Operating loss	(948)	(1,859)

Interest (expense) income, net	(12)	(12)
Other income (expense)	1	(4)
Loss from continuing operations before income taxes	(959)	(1,875)

Income tax expense	15	15

Loss from continuing operations	(974)	(1,890)

Loss from discontinued operations, net of tax	(3,932)	(468)

Net loss	$(4,906)	$(2,358)

Per share of common stock (basic and diluted):
Loss from continuing operations	$(0.06)	$(0.12)
Loss from discontinued operations	(0.25)	(0.03)
Net loss	$(0.31)	$(0.15)

Weighted average shares outstanding
Basic and diluted	15,735,725	16,191,590

Mace Security International, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share information)
(Unaudited)

	Nine Months Ended September 30,
	2010	2009

Security revenues	$13,347	$13,457
Security cost of revenues	9,377	9,477

Gross Profit	3,970	3,980

Selling, general, and administrative expenses	7,235	9,150
Arbitration award	4,600	-
Depreciation and amortization	446	417
Asset impairment charges	225	432

Operating loss	(8,536)	(6,019)

Interest (expense) income, net	(34)	4
Other income	7	2
Loss from continuing operations before income taxes	(8,563)	(6,013)

Income tax expense	65	95

Loss from continuing operations	(8,628)	(6,108)

Loss from discontinued operations, net of tax	(7,980)	(1,180)

Net loss	$(16,608)	$(7,288)

Per share of common stock (basic and diluted):
Loss from continuing operations	$(0.55)	$(0.38)
Loss from discontinued operations	(0.50)	(0.07)
Net loss	$(1.05)	$(0.45)

Weighted average shares outstanding
Basic and diluted	15,794,343	16,253,765

Mace Security International, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2010	2009
	(unaudited)
ASSETS

Current Assets
Cash and cash equivalents	$4,133	$8,289
Short-term investments	753	1,086
Accounts receivable, net	2,289	1,939
Inventories, net	4,001	5,232
Other current assets	1,752	2,078
Assets held for sale	8,228	7,180
Total current assets	21,156	25,804

Property and equipment, net	1,709	3,275

Goodwill	1,982	7,869

Other intangible assets, net	2,083	3,780

Other assets	1,577	1,630
	$28,507	$42,358

LIABILITIES AND EQUITY

Current Liabilities
Current portion of long-term debt and capital lease obligations	$88	$109
Accounts payable and accrued expenses	9,695	6,464
Other current liabilities	420	525
Liabilities related to assets held for sale	2,907	2,123
Total current liabilities	13,110	9,221

Long-term debt and capital lease obligations, net of current portion	135	688

Other liabilities	-	461

Stockholders' Equity	15,262	31,988
	$28,507	$42,358

CONTACT:
Mace Security International, Inc.
Sarah Din, MarCom Manager, 925-478-4524
sdin@mace.com